Exhibit 23.2

CONSENT OF INDEPENDENT REGISTER PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 5, 2024 and December 20, 2023, with respect to the consolidated financial statements of Proficient Auto Transport, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

April 29, 2024